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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of (1) our report dated January 22, 2000, except for Note 12, as to which the date is February 11, 2000, (2) our report dated January 22, 2000, with respect to the financial statements of Quick Study, Inc. and (3) our report dated September 17, 1999, with respect to the financial statements of SilverPlatter Education, Inc., in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-8839) and related Prospectus of HealthStream, Inc. for the registration of 5 million shares of its common stock.



                                                  /s/ ERNST & YOUNG LLP

Nashville, Tennessee
February 11, 2000